Exhibit 5.4

福建省福州市台江区望龙二路1号国际金融中心（IFC）37层（350005）

电话：+86-591-87850803          传真：+86-591-87816904

37/F, IFC, No.1, Wanglong 2nd Avenue, Taijiang District, Fuzhou, Fujian 350005 P. R. China

Tel: +86-591-87850803     Fax: +86-591-87816904

www.allbrightlaw.com

TO: RAYTECH HOLDING LIMITED

June 6, 2025

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Hong Kong Special Administration Region, Macau Special Administration Region and Taiwan) and as such are qualified to issue this opinion with respect to all laws, regulations, rules, judicial interpretations and other legislations of the PRC effective and publicly available as of the date hereof. We have acted as your PRC legal counsel in connection with the offering (the “Offering”) of up to 30,000,000 ordinary shares (the “Ordinary Shares”), par value US$0.00000625 per share, of the Company (the “Offered Shares”) pursuant to the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Offering”); and the Registration Statement.

We are licensed lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court (collectively the “PRC Laws”), such licenses and authorization of which have not been revoked, suspended, restricted, or limited in any manner whatsoever.

A.	Documents Examined, Definition and Information Provided

In rendering this opinion, we have reviewed the Company’s Registration Statement, the Prospectus (as defined below) and the Underwriting Agreement (as defined below). In addition, we have examined the originals or copies, certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Entities, the Company and appropriate representatives of the Company. All of these documents are hereinafter collectively referred to as the “Documents.”

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“The Company”	means Raytech Holding Limited.

“Pure Beauty”	means Pure Beauty Manufacturing Company Limited, a company incorporated under the laws of Hong Kong on with limited liability on April 15, 2013.

“CSRC”	means the China Securities Regulatory Commission.

“CAC”	means the Cyberspace Administration of China.

“Group”	means the Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before our Company becoming the holding company of its present subsidiaries, such subsidiaries as if they were subsidiaries of our Company at the relevant time or the businesses which have since been acquired or carried on by them or as the case may be their predecessors.

“Mainland China”	means the mainland of the People’s Republic of China excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this legal opinion only;

“PRC Laws”	means any and all laws, regulations, statues, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“PRC authorities,” “PRC government” or “PRC regulatory	means the authorities, government or regulatory agencies of Mainland China for the purpose of this prospectus only.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”	the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion; and

3.	each of the parties to the Documents (except that we do not make such assumptions about the PR Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1.	As of the date of this legal opinion, on the basis that (i) the Company and its subsidiaries currently do not have or intend to set up any subsidiary or VIE structure in mainland China, (ii) the Company and its subsidiaries do not have any business operations in mainland China, except that the Company and its subsidiaries collaborate with manufacturers located in mainland China to manufacture products, (iii) none of clients of the Company and its subsidiaries are located in mainland China, and (iv) the Company and its subsidiaries possesses personal information of less than 1 million individuals in the PRC (for the purpose of this subsection (iv) only, including the special administrative regions of Hong Kong and Macau and Taiwan), and do not possess any core data or important data of the PRC or any information which affects or may affect national security of the PRC, we are of the opinion that, the Company and its subsidiaries are currently not required to obtain any permission or approval from the CAC or any other governmental authorities of mainland China in connection with their current business operation, this Offering, or the listing of the Company’s Ordinary Shares on Nasdaq, neither the Company nor its subsidiaries have been denied any permissions or approvals from the authorities of mainland China in connection with their current business operations, this Offering, or the listing of the Company’s Ordinary Shares on Nasdaq.

2.	According to the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Overseas Listing Trial Measures, promulgated by the CSRC on February 17, 2023 and became effective on March 31, 2023, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC. This includes subsequent securities offerings of the company in the same overseas market where it has previously offered and listed securities, which requires a company to file with the CSRC within three working days after the subsequent securities offering is completed. Article 15 of the Overseas Listing Trial Measures provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by a mainland China company: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by mainland China companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Based on the facts that (i) the Company or its subsidiaries do not operate any entities in mainland China and the operating revenue, total profit, total assets or net assets as documented in the Company’s audited consolidated financial statements for the most recent fiscal year is accounted for by Pure Beauty located outside mainland China; (ii) the Company or its subsidiaries does not have any equity interest in any manufacturer located in mainland China and vice versa; and (iii) the Company and its subsidiaries conduct a majority of business and are headquartered in Hong Kong rather than in mainland China, and senior management team are not PRC citizens or have their residence located outside mainland China, we are of the opinion that this Offering will not be regarded as an indirect overseas offering by a domestic company under Article 15 of the Overseas Listing Trial Measures, and therefore, the Company is not required to fulfill the filing procedures with the CSRC for this Offering to issue securities to foreign investors.

D.	Consent

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your PRC counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This opinion letter relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

Although we do not assume any responsibility or liability for the accuracy, completeness or fairness of the statements contained in the Registration Statement, or the Prospectus, to the best of our knowledge after due and reasonable inquiries, nothing has come to our attention that would reasonably cause us to believe that, (A) the Registration Statement (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its effective date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (B) the Prospectus (other than the financial statements and related schedules, statistical data and other expertized statements therein, as to which we express no opinion), as of its date and the date hereof, contained or contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Very truly yours,

/s/ ALLBRIGHT LAW OFFICES (FUZHOU)
ALLBRIGHT LAW OFFICES (FUZHOU)

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